CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Amendment No. 4 to the registration statement on Form S-1, dated July 23, 2008,  of China Voip & Digital Telecom, Inc. of our report dated January 27, 2008 on our audits of the consolidated financial statements of China Voip & Digital Telecom, Inc. and Subsidiary as of December 31, 2007 and the results of their operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 and our report dated March 23, 2007 on our audits of the consolidated financial statements China Voip & Digital Telecom, Inc as of December 31, 2006 and the results of their operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005.

We consent to the use of our name and the statement with respect to us, as appearing under the heading “Experts” in the prospectus.

Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

July 23, 2008